Exhibit 99
Best Buy Reports Second Quarter Results
Comparable Sales Increased 1.6%
Diluted EPS of $0.87
Adjusted Diluted EPS of $1.28
Reiterates FY26 Adjusted Diluted EPS Guidance of $6.15 to $6.30

MINNEAPOLIS, August 28, 2025 -- Best Buy Co., Inc. (NYSE: BBY) today announced results for the 13-week second quarter ended August 2, 2025 (“Q2 FY26”), as compared to the 13-week second quarter ended August 3, 2024 (“Q2 FY25”).

	Q2 FY26	Q2 FY25
Revenue ($ in millions)
Enterprise	$9,438	$9,288
Domestic segment	$8,698	$8,623
International segment	$740	$665
Enterprise comparable sales % change[1]	1.6%	(2.3)%
Domestic comparable sales % change[1]	1.1%	(2.3)%
Domestic comparable online sales % change[1]	5.1%	(1.6)%
International comparable sales % change[1]	7.6%	(1.8)%
Operating Income
Operating income as a % of revenue	2.7%	4.1%
Adjusted operating income as a % of revenue	3.9%	4.1%
Diluted Earnings per Share ("EPS")
Diluted EPS	$0.87	$1.34
Adjusted diluted EPS	$1.28	$1.34
For GAAP to non-GAAP reconciliations of the consolidated adjusted measures used throughout this release, please refer to the attached supporting schedule.

“We delivered comparable sales growth of 1.6% in the second quarter, our highest growth in three years,” said Corie Barry, Best Buy CEO. “This better-than-expected sales growth was driven by a mix of new technology innovation, our relentless focus on a seamless omni-channel customer experience and our strong vendor partnerships.”

“We have a busy and exciting second half of the year ahead of us with more tech innovation, new store experiences, and, of course, our newly launched Best Buy Marketplace,” continued Barry. “Our sales growth momentum has continued into August driven by strong customer response to our back-to-school sales events. I want to thank all our teams for their enthusiasm for technology, customer service passion and determined execution.”

“The sales growth resulted in a better-than-expected Q2 adjusted operating income rate,” said Matt Bilunas, Best Buy CFO. “Our SG&A expense was as expected, and we saw some gross profit rate mix pressure from the strong growth in gaming and computing.”

“For Q3, we expect comparable sales growth to be similar to what we just delivered in Q2 and the adjusted operating income rate to be similar to last year’s Q3 3.7% rate,” continued Bilunas. “We feel good about our Q2 results and increasingly confident about our plans for the back half of the year. Given the uncertainty of potential tariff impacts in the back half, both on consumers overall as well as our business, we feel it is prudent to maintain the annual guidance we provided last quarter. At this point, we do believe we are trending toward the higher end of our sales range.”

FY26 Financial Guidance

Best Buy is reiterating the following full-year FY26 financial guidance provided on May 29, 2025:

•Revenue of $41.1 billion to $41.9 billion
•Comparable sales1 of (1.0%) to 1.0%
•Adjusted operating income rate2 of approximately 4.2%
•Adjusted effective income tax rate2 of approximately 25.0%
•Adjusted diluted EPS2 of $6.15 to $6.30
•Capital expenditures of approximately $700 million

Domestic Segment Q2 FY26 Results

Domestic Revenue
Domestic revenue of $8.70 billion increased 0.9% versus last year primarily driven by comparable sales growth of 1.1%.

From a merchandising perspective, the largest drivers of the comparable sales increase on a weighted basis were gaming, computing and mobile phones. These drivers were partially offset by declines in home theater, appliances, tablets and drones.

Domestic online revenue of $2.86 billion increased 5.1% on a comparable basis, and as a percentage of total Domestic revenue, online revenue was 32.8% versus 31.5% last year.

Domestic Gross Profit Rate
Domestic gross profit rate was 23.4% versus 23.5% last year. The lower gross profit rate was primarily due to lower product margin rates, which were partially offset by rate improvement within the services category. The lower product margin rates were primarily driven by a higher sales mix of lower-margin categories.

Domestic Adjusted Selling, General and Administrative Expenses (“SG&A”)
Domestic adjusted SG&A expenses were $1.68 billion, or 19.3% of revenue, versus $1.66 billion, or 19.3% of revenue, last year. Adjusted SG&A expenses increased primarily due to: (1) compensation expense, which included higher medical claims; (2) lapping a Q2 FY25 favorable legal settlement of approximately $10 million; and (3) technology investments. The previous items were partially offset by reduced Best Buy Health expense.

International Segment Q2 FY26 Results

International Revenue
International revenue of $740 million increased 11.3% versus last year primarily driven by comparable sales growth of 7.6% and revenue from Best Buy Express locations that opened in Canada after Q2 FY25.

International Gross Profit Rate
International gross profit rate was 21.8% versus 23.9% last year. The lower gross profit rate was primarily due to lower product margin rates.

International Adjusted SG&A
International adjusted SG&A expenses were $143 million, or 19.3% of revenue, versus $142 million, or 21.4% of revenue, last year.

Restructuring Charges

The company incurred $114 million of restructuring charges in Q2 FY26 associated with an enterprise-wide restructuring initiative that commenced during the quarter. The charges represent employee termination benefits and approximately $40 million of asset impairments. The restructuring initiative is intended to redirect resources for better alignment with changing customer behaviors and the company’s strategy.

Share Repurchases and Dividends

In Q2 FY26, the company returned a total of $266 million to shareholders through dividends of $201 million and share repurchases of $65 million. On a year-to-date basis, the company has returned a total of $568 million to shareholders through dividends of $403 million and share repurchases of $165 million. The company expects to spend approximately $300 million on share repurchases during FY26.

Today, the company announced its board of directors has authorized the payment of a regular quarterly cash dividend of $0.95 per common share. The quarterly dividend is payable on October 9, 2025, to shareholders of record as of the close of business on September 18, 2025.

Conference Call

Best Buy is scheduled to conduct an earnings conference call at 8:00 a.m. Eastern Time (7:00 a.m. Central Time) on August 28, 2025. A webcast of the call is expected to be available at www.investors.bestbuy.com, both live and after the call.

Notes:
(1) The method of calculating comparable sales varies across the retail industry. As a result, our method of calculating comparable sales may not be the same as other retailers’ methods. For additional information on comparable sales, please see our most recent Annual Report on Form 10-K, and our subsequent Quarterly Reports on Form 10-Q, filed with the Securities and Exchange Commission (“SEC”), and available at www.investors.bestbuy.com.

(2) A reconciliation of the projected adjusted operating income rate, adjusted effective income tax rate, and adjusted diluted EPS, which are forward-looking non-GAAP financial measures, to the most directly comparable GAAP financial measures, is not provided because the company is unable to provide such reconciliation without unreasonable effort. The inability to provide a reconciliation is due to the uncertainty and inherent difficulty predicting the occurrence, the financial impact and the periods in which the non-GAAP adjustments may be recognized. These GAAP measures may include the impact of such items as restructuring charges; price-fixing settlements; goodwill and acquired intangible asset impairments; gains and losses on disposals of subsidiaries and certain investments; amortization of definite-lived intangible assets associated with acquisitions; certain acquisition-related costs; and the tax effect of all such items. Historically, the company has excluded these items from non-GAAP financial measures. The company currently expects to continue to exclude these items in future disclosures of non-GAAP financial measures and may also exclude other items that may arise (collectively, “non-GAAP adjustments”). The decisions and events that typically lead to the recognition of non-GAAP adjustments, such as a decision to exit part of the business or reaching settlement of a legal dispute, are inherently unpredictable as to if or when they may occur. For the same reasons, the company is unable to address the probable significance of the unavailable information, which could be material to future results.

Forward-Looking and Cautionary Statements:
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these statements by the fact that they use words such as "anticipate," “appear,” “approximate,” "assume," "believe," “continue,” “could,” "estimate," "expect," “foresee,” "guidance," "intend," “may,” “might,” "outlook," "plan," “possible,” "project" “seek,” “should,” “would,” and other words and terms of similar meaning or the negatives thereof. Such statements reflect our current views and estimates with respect to future market conditions, company performance and financial results, operational investments, business prospects, our operating model, new strategies and growth initiatives, the competitive environment, consumer behavior and other events. These statements involve a number of judgments and are subject to certain risks and uncertainties, many of which are outside the control of the Company, that could cause actual results to differ materially from the potential results discussed in such forward-looking statements. Readers should review Item 1A, Risk Factors, of our most recent Annual Report on Form 10-K, and any updated information in subsequent Quarterly Reports on Form 10-Q, for a description of important factors that could cause our actual results to differ materially from those contemplated by the forward-looking statements made in this release. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: macroeconomic pressures in the markets in which we operate (including but not limited to recession, inflation rates, fluctuations in foreign currency exchange rates, limitations on a government’s ability to borrow and/or spend capital, fluctuations in housing prices, energy markets, jobless rates and effects related to the conflicts in Eastern Europe and the Middle East, tariffs, supply chain or other geopolitical events); catastrophic events, health crises and pandemics; susceptibility of the products we sell to technological advancements, product life cycle fluctuations and changes in consumer preferences; competition (including from multi-channel retailers, e-commerce business, technology service providers, traditional store-based retailers, vendors and mobile network carriers and in the provision of delivery speed and options); our ability to attract and retain qualified employees; changes in market compensation rates; our expansion into health and new products, services and technologies; our focus on services as a strategic priority; our reliance on key vendors and mobile network carriers (including product availability); our ability to maintain positive brand perception and recognition; our ability to effectively manage strategic ventures, alliances or acquisitions; our ability to effectively manage our real estate portfolio; inability of vendors or service providers to perform components of our supply chain (impacting our stores or other aspects of our operations) and other various functions of our business; risks arising from and potentially unique to our exclusive brands products; risks associated with vendors that source products outside the U.S.; our reliance on our information technology systems, internet and telecommunications access and capabilities; our ability to prevent or effectively respond to a cyber-attack, privacy or security breach; product safety and quality concerns; changes to labor or employment laws or regulations; risks arising from statutory, regulatory and legal developments (including statutes and/or regulations related to tax or privacy); evolving corporate governance and public disclosure regulations and expectations (including, but not limited to, cybersecurity and environmental, social and governance matters); risks arising from our international activities (including fluctuations in foreign currency exchange rates) and those of our vendors; failure to effectively manage our costs; our dependence on cash flows and net earnings generated during the fourth fiscal quarter; pricing investments and promotional activity; economic or regulatory developments that might affect our ability to provide attractive promotional financing; constraints in the capital markets; changes to our vendor credit terms; changes in our credit ratings; and failure to meet financial-performance guidance or other forward-looking statements. We caution that the foregoing list of important factors is not complete. Any forward-looking statements speak only as of the date they are made and we assume no obligation to update any forward-looking statement that we may make.

Investor Contact:	Media Contact:
Mollie O'Brien	Carly Charlson
mollie.obrien@bestbuy.com	carly.charlson@bestbuy.com

BEST BUY CO., INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
($ and shares in millions, except per share amounts)
(Unaudited and subject to reclassification)

	Three Months Ended		Six Months Ended
	August 2, 2025	August 3, 2024	August 2, 2025	August 3, 2024
Revenue	$9,438	$9,288	$18,205	$18,135
Cost of sales	7,244	7,102	13,962	13,885
Gross profit	2,194	2,186	4,243	4,250
Gross profit %	23.2%	23.5%	23.3%	23.4%
Selling, general and administrative expenses	1,829	1,810	3,550	3,547
SG&A %	19.4%	19.5%	19.5%	19.6%
Restructuring charges	114	(7)	223	8
Operating income	251	383	470	695
Operating income %	2.7%	4.1%	2.6%	3.8%
Other income (expense):
Loss on disposal of subsidiaries	(4)	—	(4)	—
Investment income and other	18	21	33	46
Interest expense	(12)	(13)	(24)	(25)
Earnings before income tax expense and equity in income of affiliates	253	391	475	716
Income tax expense	68	101	87	181
Effective tax rate	26.8%	25.8%	18.3%	25.3%
Equity in income of affiliates	1	1	—	2
Net earnings	$186	$291	$388	$537

Basic earnings per share	$0.88	$1.35	$1.83	$2.49
Diluted earnings per share	$0.87	$1.34	$1.82	$2.47

Weighted-average common shares outstanding:
Basic	211.5	216.0	211.8	216.1
Diluted	212.0	217.1	212.5	217.2

BEST BUY CO., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
($ in millions)
(Unaudited and subject to reclassification)

	August 2, 2025	August 3, 2024
Assets
Current assets
Cash and cash equivalents	$1,456	$1,387
Receivables, net	917	871
Merchandise inventories	5,816	5,706
Other current assets	688	598
Total current assets	8,877	8,562
Property and equipment, net	2,046	2,183
Operating lease assets	2,816	2,860
Goodwill	908	1,383
Other assets	606	636
Total assets	$15,253	$15,624

Liabilities and equity
Current liabilities
Accounts payable	$5,682	$5,542
Unredeemed gift card liabilities	230	243
Deferred revenue	889	940
Accrued compensation and related expenses	448	347
Accrued liabilities	684	756
Current portion of operating lease liabilities	610	610
Current portion of long-term debt	10	13
Total current liabilities	8,553	8,451
Long-term operating lease liabilities	2,292	2,316
Long-term debt	1,164	1,157
Long-term liabilities	528	593
Equity	2,716	3,107
Total liabilities and equity	$15,253	$15,624

BEST BUY CO., INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
($ in millions)
(Unaudited and subject to reclassification)

	Six Months Ended
	August 2, 2025	August 3, 2024
Operating activities
Net earnings	$388	$537
Adjustments to reconcile net earnings to total cash provided by operating activities:
Depreciation and amortization	422	437
Restructuring charges	223	8
Stock-based compensation	75	74
Deferred income taxes	45	10
Loss on disposal of subsidiaries	4	—
Other, net	4	2
Changes in operating assets and liabilities:
Receivables	123	66
Merchandise inventories	(717)	(761)
Other assets	(24)	(11)
Accounts payable	693	904
Income taxes	(167)	(183)
Other liabilities	(286)	(266)
Total cash provided by operating activities	783	817

Investing activities
Additions to property and equipment	(341)	(335)
Disposal of subsidiary	(27)	—
Other, net	(1)	(17)
Total cash used in investing activities	(369)	(352)

Financing activities
Repurchase of common stock	(165)	(148)
Dividends paid	(403)	(405)
Other, net	(6)	(4)
Total cash used in financing activities	(574)	(557)

Effect of exchange rate changes on cash and cash equivalents	5	(3)
Decrease in cash, cash equivalents and restricted cash	(155)	(95)
Cash, cash equivalents and restricted cash at beginning of period	1,868	1,793
Cash, cash equivalents and restricted cash at end of period	$1,713	$1,698

BEST BUY CO., INC.
SEGMENT AND REVENUE CATEGORY INFORMATION
($ in millions)
(Unaudited and subject to reclassification)

	Three Months Ended		Six Months Ended
	August 2, 2025	August 3, 2024	August 2, 2025	August 3, 2024
Domestic Segment Results
Revenue	$8,698	$8,623	$16,825	$16,826
Comparable sales % change	1.1%	(2.3)%	0.2%	(4.3)%
Comparable online sales % change	5.1%	(1.6)%	3.7%	(3.8)%
Gross profit	$2,033	$2,027	$3,941	$3,944
Gross profit as a % of revenue	23.4%	23.5%	23.4%	23.4%
Adjusted SG&A1	$1,682	$1,663	$3,261	$3,255
Adjusted SG&A as a % of revenue[2]	19.3%	19.3%	19.4%	19.3%
Adjusted operating income[1]	$351	$364	$680	$689
Adjusted operating income as a % of revenue[3]	4.0%	4.2%	4.0%	4.1%

International Segment Results
Revenue	$740	$665	$1,380	$1,309
Comparable sales % change	7.6%	(1.8)%	3.5%	(2.6)%
Gross profit	$161	$159	$302	$306
Gross profit as a % of revenue	21.8%	23.9%	21.9%	23.4%
Adjusted SG&A1	$143	$142	$280	$281
Adjusted SG&A as a % of revenue[2]	19.3%	21.4%	20.3%	21.5%
Adjusted operating income[1]	$18	$17	$22	$25
Adjusted operating income as a % of revenue[3]	2.4%	2.6%	1.6%	1.9%
(1)Represents segment Adjusted SG&A and segment Adjusted operating income as reported in accordance with the adoption of Accounting Standards Update 2023-07, Segment Reporting (Topic 280), in Q4 FY25. Refer to the company’s most recent Annual Report on Form 10-K for additional information.
(2)Segment Adjusted SG&A as a % of revenue is calculated as segment Adjusted SG&A divided by segment Revenue.
(3)Segment Adjusted operating income as a % of revenue is calculated as segment Adjusted operating income divided by segment Revenue.

	Revenue Mix		Comparable Sales
	Three Months Ended		Three Months Ended
	August 2, 2025	August 3, 2024	August 2, 2025	August 3, 2024
Domestic Segment
Computing and Mobile Phones	45%	44%	3.8%	3.9%
Consumer Electronics	27%	29%	(4.9)%	(6.2)%
Appliances	12%	13%	(8.5)%	(14.9)%
Entertainment	8%	6%	37.5%	(7.4)%
Services	7%	7%	(1.0)%	8.5%
Other	1%	1%	(6.3)%	14.4%
Total	100%	100%	1.1%	(2.3)%

International Segment
Computing and Mobile Phones	47%	46%	9.5%	1.7%
Consumer Electronics	27%	28%	1.3%	(2.1)%
Appliances	11%	13%	(5.7)%	(3.9)%
Entertainment	9%	6%	57.3%	(20.8)%
Services	5%	6%	2.2%	5.9%
Other	1%	1%	6.5%	(20.1)%
Total	100%	100%	7.6%	(1.8)%

BEST BUY CO., INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
($ in millions, except per share amounts)
(Unaudited and subject to reclassification)
The following information provides reconciliations of the most comparable consolidated financial measures presented in accordance with accounting principles generally accepted in the U.S. (GAAP financial measures) to presented consolidated adjusted financial measures (non-GAAP financial measures). The company believes that non-GAAP financial measures, when reviewed in conjunction with GAAP financial measures, can provide more information to assist investors in evaluating current period performance and in assessing future performance. For these reasons, internal management reporting also includes non-GAAP financial measures. Generally, presented non-GAAP financial measures include adjustments for items such as restructuring charges, goodwill and acquired intangible asset impairments, price-fixing settlements, gains and losses on disposals of subsidiaries and certain investments, amortization of definite-lived intangible assets associated with acquisitions, certain acquisition-related costs and the tax effect of all such items. In addition, certain other items may be excluded from non-GAAP financial measures when the company believes this provides greater clarity to management and investors. These non-GAAP financial measures should be considered in addition to, and not superior to or as a substitute for, the GAAP financial measures presented in this earnings release and the company’s financial statements and other publicly filed reports. Non-GAAP financial measures as presented herein may not be comparable to similarly titled measures used by other companies.

	Three Months Ended		Six Months Ended
	August 2, 2025	August 3, 2024	August 2, 2025	August 3, 2024
SG&A	$1,829	$1,810	$3,550	$3,547
% of revenue	19.4%	19.5%	19.5%	19.6%
Intangible asset amortization[1]	(4)	(5)	(9)	(11)
Adjusted SG&A	$1,825	$1,805	$3,541	$3,536
% of revenue	19.3%	19.4%	19.5%	19.5%

Operating income	$251	$383	$470	$695
% of revenue	2.7%	4.1%	2.6%	3.8%
Intangible asset amortization[1]	4	5	9	11
Restructuring charges[2]	114	(7)	223	8
Adjusted operating income	$369	$381	$702	$714
% of revenue	3.9%	4.1%	3.9%	3.9%

Effective tax rate	26.8%	25.8%	18.3%	25.3%
Intangible asset amortization[1]	-%	-%	0.2%	-%
Restructuring charges[2]	0.9%	-%	8.7%	-%
Loss on disposal of subsidiaries[3]	0.1%	-%	0.2%	-%
Adjusted effective tax rate	27.8%	25.8%	27.4%	25.3%

	Three Months Ended			Three Months Ended
	August 2, 2025			August 3, 2024
	Pretax Earnings	Net of Tax[4]	Per Share	Pretax Earnings	Net of Tax[4]	Per Share
Diluted EPS			$0.87			$1.34
Intangible asset amortization[1]	$4	$3	0.01	$5	$4	0.02
Restructuring charges[2]	114	80	0.39	(7)	(5)	(0.02)
Loss on disposal of subsidiaries[3]	4	2	0.01	—	—	—
Adjusted diluted EPS			$1.28			$1.34

	Six Months Ended			Six Months Ended
	August 2, 2025			August 3, 2024
	Pretax Earnings	Net of Tax[4]	Per Share	Pretax Earnings	Net of Tax[4]	Per Share
Diluted EPS			$1.82			$2.47
Intangible asset amortization[1]	$9	$7	0.03	$11	$8	0.04
Restructuring charges[2]	223	119	0.57	8	6	0.03
Loss on disposal of subsidiaries[3]	4	2	0.01	—	—	—
Adjusted diluted EPS			$2.43			$2.54
(1)Represents the non-cash amortization of definite-lived intangible assets associated with acquisitions, including customer relationships, tradenames and developed technology assets.
(2)Charges for the three and six months ended August 2, 2025, primarily relate to a labor and store optimization restructuring initiative that commenced in Q2 FY26 and a restructuring initiative within the company’s Best Buy Health business that commenced in Q1 FY26. Charges and subsequent adjustments for the three and six months ended August 3, 2024, primarily relate to an enterprise-wide restructuring initiative that commenced in Q4 FY24.
(3)Primarily represents the loss on disposal of a component of our Best Buy Health business.
(4)The non-GAAP adjustments primarily relate to the U.S. As such, the income tax charge on the U.S. non-GAAP adjustments is calculated using the statutory tax rate of 24.5%, adjusted for tax benefits discrete to the period.